EXHIBIT 10.19

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (“Memorandum”), dated as of this 21st day of November, 2007, by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation with its principal office at 1999 Avenue of the Stars, 11th Floor, Los Angeles, California 90067 (“ICT”), and Molecular Discoveries LLC, a New York limited liability company with its principal office at 551 Fifth Avenue, New York, New York 10176 (“MDC”), is intended to summarize the basic terms of a technology acquisition agreement between the parties hereto, which will be embodied in a subsequent and more comprehensive agreement (the “Final Agreement”) that will include not only the provisions of this Memorandum, but also certain other terms and conditions that are customarily included in technology acquisition arrangements. This Memorandum is entered into with reference to the following facts:

A. MDC is the sole owner of certain patents, patent applications, data and other proprietary intellectual property (collectively, the “Intellectual Property”), relating primarily to the work of Dr. Cohava Gelber (“Gelber”) covering what is referred to as the DIAAD technology, monoclonal antibodies for the detection and treatment of ovarian cancer and small cell lung cancer, and such other items as are described in the patents and patent applications listed in the attached Exhibit A entitled Molecular Discoveries, LLC Patent Portfolio to be acquired by ICT (the “Acquired Technology”).

B. Gelber is an employee of American Type Culture Corporation (“ATCC”), a 10% shareholder of MDC and also serves as a consultant to MDC.

C. Gelber is the inventor of the Acquired Technology, and Gelber has significant expertise and experience in the field of the Acquired Technology.

D. ICT wishes to acquire ownership of the Acquired Technology from MDC for the purpose of developing and commercializing products based on the Acquired Technology, and MDC is willing to sell and assign the Acquired Technology to ICT in accordance with the basic terms of this Memorandum and the Final Agreement.

Now, therefore, the parties agree as follows:

1. Agreement and Closing. This Memorandum is a binding agreement of the parties to enter into the Final Agreement, subject only to the closing conditions set forth in this Memorandum. The parties to this Memorandum agree to work diligently to prepare and execute the Final Agreement within 30 days from the date of this Memorandum and to use their best efforts to close the transactions contemplated herein (the “Closing”) within 60 days from the date of this Memorandum.

2. Assets. The assets to be acquired by ICT from MDC pursuant to the Final Agreement (the “Assets”) shall consist of all of the Intellectual Property and any equipment, biological materials and other physical assets owned by MDC that are used in connection with the Acquired Technology.

3. Representations of MDC. MDC represents and warrants to ICT that:

(a) MDC is the sole owner of the Acquired Technology and the patents and patent applications listed in Exhibit A to this Memorandum; that the patents listed in Exhibit A to this Memorandum have been validly issued or applied for; and that Acquired Technology does not, to the best knowledge of MDC, infringe the proprietary rights of any third party;

(b) MDC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Memorandum and the Final Agreement;

(c) the execution and delivery of this Memorandum by MDC and the performance by MDC of its obligations hereunder have been, and the execution and delivery of the Final Agreement and the performance by MDC of its obligations thereunder will be, duly authorized by all necessary action under MDC’s limited liability agreement or otherwise; and

(d) neither the execution or delivery of this Memorandum or the Final Agreement nor the performance by MDC or Gelber of their obligations hereunder or thereunder, (i) requires the consent or approval of any third party (except for approval of the Final Agreement by MDC’s members and approval of the holders of MDC’s senior debt); (ii) shall constitute a default under any material contract by which MDC or any of its material assets or Gelber is bound (or any event which, with notice or lapse of time or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or binding authority upon MDC or Gelber.

4. Representations of ICT. ICT represents and warrants to MDC that:

(a) ICT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into and perform its obligations under this Memorandum and the Final Agreement;

(b) the execution and delivery of this Memorandum by ICT and the performance by ICT of its obligations hereunder have been, and the execution and delivery of the Final Agreement and the performance by ICT of its obligations thereunder will be, duly authorized by all necessary corporate action; and

(c) neither the execution or delivery of this Memorandum or the Final Agreement by ICT, nor the performance by ICT of its obligations hereunder or thereunder, (i) requires the consent or approval of any third party; (ii) shall constitute a default under any material contract by which ICT or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon ICT.

5. Final Agreement Terms. The Final Agreement shall include, among other terms and conditions that are customarily included in technology acquisition arrangements, the following terms, but not necessarily limited to the exact language set forth below.

5.1 Asset Assignment. Subject to the approval of the holders of MDC’s senior debt (which will be obtained by MDC prior to the Closing), all of the Assets will be assigned by MDC to ICT at the Closing, free and clear of any lien, claim or encumbrance. Following this assignment, ICT shall have sole right, title and ownership of all of the Assets and to thereafter use, develop, license, sell or otherwise employ the Assets for any purpose and in any field.

5.2 Consideration. As payment in full for the Assets and the other covenants of MDC under the Final Agreement, at the Closing, ICT will:

(a) issue MDC 800,000 shares of ICT common stock (the “MDC Shares”). The MDC Shares will be duly and validly issued, fully paid for and nonassessable shares and will be registered under the Securities Act of 1933 pursuant to a registration statement that will be filed within 60 days of the Closing. MDC shall not publicly sell any of the MDC Shares until the later of (i) at least 90 days after the effective date of the registration statement covering the MDC Shares and thereafter shall not sell more than 100,000 shares in any 90-day period and (ii) the release of the MDC Shares to be sold from the escrow described in Section 5.1(b) of this Memorandum; and

(b) All of the MDC Shares shall be placed in escrow (the “Escrow”) at the Closing to secure MDC’s liability to ICT in the event of the breach of any representation, warranty or covenant of MDC under the Agreement. The Escrow shall be with a third party acceptable to MDC and ICT. In addition to any other remedies, ICT may at its option cancel MDC Shares at the rate of $1.50 per share to satisfy any liability owed by MDC to ICT under the Agreement. One year after the Closing, 400,000 of the MDC Shares (less any shares cancelled pursuant to the Escrow) will be delivered to MDC. Two years after the Closing, all of the remaining MDC Shares in the Escrow (less any shares cancelled pursuant to the Escrow) will be delivered to MDC.

(c) ICT will pay or reimburse MDC and/or Leonard Gordon for patent legal and filing fees incurred by MDC in connection with the Acquired Technology, up to a maximum amount of $225,000.

5.3 Representations and Warranties. The Final Agreement shall contain customary representations and warranties by ICT and MDC concerning the status of the Assets, litigation, etc. (including customary disclaimers as to the commercial value and fitness for any specific purpose of the Assets).

5.4 Legal Opinions. ICT and MDC shall each receive at the Closing a legal opinion from counsel to the other party covering customary legal matters to be agreed to by the parties.

5.5 Best Efforts. Leonard Gordon shall use his best efforts to cause MDC to satisfy all of the obligations of MDC under this Memorandum and the Final Agreement, including without limitation obtaining the approval of the holders of MDC’s limited liability company interests and senior debt holders.

5.6 Closing Conditions.

(a) MDC’s obligation to close the transactions contemplated by this Memorandum shall be subject to MDC obtaining approval of these transactions by the holders of a majority of MDC’s outstanding limited liability company interests. Leonard Gordon herby agrees that he and his affiliates will vote their MDC limited liability interests to approve these transactions.

(b) ICT’s obligation to close the transactions contemplated by this Memorandum shall be subject to:

(i)	ICT entering into the consulting agreement with Gelber described in Section 6 of this Memorandum;

(ii)	ICT obtaining an appraisal from an independent third party appraisal firm confirming that the Assets have a fair market value of at least $1,500,000; and

(iii)	MDC obtaining the consent of all of the holders of its senior debt to the transactions contemplated by this Memorandum.

6. Services of Gelber. ICT and Gelber will enter into an agreement subject to and concurrently with the Closing for ICT to employ Gelber as a consultant in the form set forth in the attached Exhibit B. Prior to the Closing, Gelber will deliver to ICT a letter from ATCC acknowledging that she is entering into the consulting agreement.

7. Finders. No party to this Memorandum will be required to pay any finders fee to any third party in connection with consummating the transactions contemplated herein.

8. Disclosure. The terms of this Memorandum may be publicly disclosed by ICT to the extent ICT’s counsel determines that such disclosure is required by law. ICT shall provide MDC with a copy of any such disclosure for its review one day prior to making such disclosure.

9. No Shop. MDC shall not solicit or enter into any discussions with any third party concerning the sale or license of any of the Assets or any other transaction inconsistent with the terms of this Memorandum until such time, if ever, as ICT and MDC agree to abandon the transactions contemplated by this Memorandum.

10. Governing Law. The terms of this Memorandum and the Final Agreement shall be governed by the internal laws of the State of California. Venue shall be Los Angeles County. In any action between the parties seeking enforcement of any of the provisions of this Memorandum or the Final Agreement, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees.

Molecular Discoveries LLC

	By:	/s/ C. Leonard Gordon
	Name:	C. Leonard Gordon
	Title:	Manager

ImmunoCellular Therapeutics, Ltd.

	By:	/s/ John S. Yu
	Name:	John S. Yu, M. D.
	Title:	Chairman of the Board

Acknowledged and Agreed to:

/s/ C. Leonard Gordon
C. Leonard Gordon

/s/ Cohava Gelber
Dr. Cohava Gelber

5